Exhibit 99.1

LAW OFFICES

MITRANI, RYNOR, ADAMSKY & MACAULAY, P.A.

2200 SUNTRUST INTERNATIONAL CENTER

ONE SOUTHEAST THIRD AVENUE

MIAMI, FLORIDA 33131

TELEPHONE (305) 358-0050

TELECOPIER (305) 358-0550

June 10, 2004

By Fax

Richard L. Scott Investments, LLC

100 First Stamford Place

Stamford, CT 06902

Attention: Richard L. Scott, Chief Executive Officer

Re: The Stephan Co.

Dear Mr. Scott:

Thank you for your June 4, 2004, proposal to The Stephan Co. Board of Directors Special Committee, which we represent. Unfortunately, conditions (a), (b) and (c) of your proposal, i.e., the waiver of contractual change of control payments, termination fees and bonuses, cannot be satisfied, as the persons entitled to those payments have declined to provide the waivers.

If you wish to resubmit your proposal without conditioning it on those waivers, please do so immediately, as the Special Committee is prepared to consider a sale of the Company at the $5.00 per share price you have proposed without material contingencies or conditions. As you know, six months have passed since my December 11, 2003, letter to you in which I responded to your December 3, 2003, letter and encouraged you to make a proposal superior to that made by the management group. We heard nothing from you prior to your June 4, 2004, letter, and in the meantime, the management group and the Special Committee renegotiated the merger agreement with an increased, all cash price supported by a new fairness opinion, and filed an amended preliminary proxy statement with the SEC, which is now being reviewed. The deadline for closing the proposed merger is August 2, 2004, subject to SEC clearance. Consequently, time is of the essence. The Special Committee cannot deem a competing proposal to be superior unless it contains realistic conditions and a prompt closing date.

Please do not hesitate to contact me or the committee chairman, Curtis Carlson, to discuss this matter further.

Sincerely,

/s/ Robert B. Macaulay
Robert B. Macaulay

RBM/sff

cc:	Curtis Carlson
Leonard Genovese